FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Fund	Fidelity New York Municipal Income Fund
Trade Date	6/22/2017
Settle Date	6/29/2017
Security Name	FUTURE TAX SECURED-SUB-SER F-1
CUSIP	64971W6V7
Price	120.617
Transaction Value	$ 17,766,884.10
Class Size	776,220,000
% of Offering	1.90%
Underwriter Purchased From	Loop Capital Markets
Underwriting Members: (1)	Loop Capital Markets
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Citigroup
Underwriting Members: (4)	Goldman Sachs & Co. LLC
Underwriting Members: (5)	Jefferies
Underwriting Members: (6)	J.P. Morgan
Underwriting Members: (7)	Ramirez & Co., Inc.
Underwriting Members: (8)	RBC Capital Markets
Underwriting Members: (9)	Siebert Cisneros Shank & Co., L.L.C.
Underwriting Members: (10)	Academy Securities, Inc.
Underwriting Members: (11)	Barclays
Underwriting Members: (12)	Blaylock Van, LLC
Underwriting Members: (13)	BNY Mellon Capital Markets, LLC
Underwriting Members: (14)	Drexel Hamilton, LLC
Underwriting Members: (15)	Fidelity Capital Markets
Underwriting Members: (16)	FTN Financial Capital Markets
Underwriting Members: (17)	Hilltop Securities Inc.
Underwriting Members: (18)	Janney Montgomery Scott
Underwriting Members: (19)	Morgan Stanley
Underwriting Members: (20)	Oppenheimer & Co.
Underwriting Members: (21)	PNC Capital Markets LLC
Underwriting Members: (22)	Raymond James
Underwriting Members: (23)	Rice Financial Products Company
Underwriting Members: (24)	Roosevelt & Cross Incorporated
Underwriting Members: (25)	Stern Brothers & Co.
Underwriting Members: (26)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (27)	TD Securities
Underwriting Members: (28)	The Williams Capital Group, L.P.
Underwriting Members: (29)	U.S. Bancorp Investments, Inc.
Underwriting Members: (30)	Wells Fargo Securities